UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 4, 2021

SONOMA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33216	68-0423298
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

645 Molly Lane, Suite 150

Woodstock, GA 30189

(Address of principal executive offices)

(Zip Code)

(800) 759-9305

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock	SNOA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Option Grants

On January 7, 2021, we awarded stock options to certain executive officers of the Company. The grant was part of the annual company-wide grant to all employees in recognition of their services. The exercise price of the options is based on the closing price of our common stock of $8.03 per share on January 7, 2021, and the options vest in three equal tranches on the first, second and third anniversary of the grant date. All options vest upon change of control. Any unvested options will expire if the employment of the respective executive terminates prior to the vesting date. The option grants are as follows:

•	Amy Trombly, Chief Executive Officer: 27,777 options;
•	Jerry Dvonch, Chief Financial Officer: 27,777 options; and
•	Bruce Thornton, Chief Operations Officer: 27,777 options.

Addendum to Employment Agreement with our Chief Executive Officer

On January 4, 2021, we entered into an addendum to the employment agreement with our Chief Executive Officer, Amy Trombly, after her prior agreement expired on December 31, 2020 pursuant to its terms. The parties agreed to extend the term of the employment agreement until March 31, 2021 to sync up the term of the employment agreement to our fiscal year.

The addendum adds termination provisions for cause and change of control similar to other Company agreements. In the event Ms. Trombly is terminated without cause or for change in control, she is entitled to:

•	a lump sum severance payment equal to six months her base salary for termination without cause or one time her base salary for termination upon change of control;
•	automatic vesting of all unvested time-based options and equity awards;
•	vesting of performance-based equity compensation awards in accordance with the terms of the awards, if the performance goals are satisfied, such determination to be in the sole discretion of the Compensation Committee or the Board, as the case may be; and
•	reimbursement for health care premiums under COBRA until the earliest of: (i) one year following the date of termination; (ii) the date she is no longer eligible to receive COBRA continuation coverage; or (iii) until she becomes eligible for medical insurance coverage provided by another employer.

In case of termination without cause, Ms. Trombly may also be awarded a bonus, upon determination by the Corporation’s Board of Directors or Compensation Committee, as appropriate, to be made in its sole discretion as to whether to grant a bonus, and if such bonus is granted, the amount, form and payment schedule. For the avoidance of doubt, Ms. Trombly shall not be entitled to any bonus solely for reason of termination, unless the Board of Directors or the Compensation Committee, as appropriate, in its sole discretion awards such bonus.

In addition, Ms. Trombly is not entitled to certain benefits if she did not comply with the non-competition or the confidentiality provisions of the employment agreement, whether during or after the terms of her employment. Furthermore, we are under no obligation to pay the above-mentioned benefits if Ms. Trombly does not comply with the non-solicitation provisions of the employment agreement, which prohibit a terminated executive from interfering with the business relations of our Company or any of our affiliates and from soliciting employees of our Company. These provisions apply during the term of employment and for two years following termination.

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Upon termination for any reason any outstanding equity awards shall remain exercisable for 18 months.

The foregoing description of the addendum to the employment agreement is not complete and are qualified in its entirety by reference to the full text of the employment agreement, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

This report contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements related to our future activities or future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performances and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those risks discussed in our Annual Report on Form 10-K and in other documents that we file from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this report, except as required by law.

Item 9.01        Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Addendum to Employment Agreement with Amy Trombly, dated January 4, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sonoma Pharmaceuticals, Inc.
(Registrant)

Date: January 8, 2021	By:	/s/ Amy Trombly
	Name: Title:	Amy Trombly Chief Executive Officer

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